UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2010

THERAGENICS CORPORATION®
(Exact name of registrant as specified in charter)

Delaware	001 - 14339	58-1528626
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5203 Bristol Industrial Way
Buford, Georgia 30518
(Address of principal executive offices / Zip Code)

(770) 271-0233
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

On August 4, 2010, Theragenics Corporation (the “Company”), its subsidiaries and Wells Fargo Bank, National Association, successor in interest by merger to Wachovia Bank, National Association (the “Bank”) executed an amendment (the “First Amendment”) to the Amended and Restated Credit Agreement, dated as of May 27, 2009 (the “Credit Agreement”) among the Company, C.P. Medical Corporation, Galt Medical Corp., NeedleTech Products, Inc., and the Bank.

The First Amendment, which is effective as of June 30, 2010, modifies certain of the financial covenants contained in the Credit Agreement.  Under the original terms of the Credit Agreement, the minimum “Fixed Charge Coverage Ratio” to be maintained by the Company was 1.25 to 1.00, tested as of the end of each fiscal quarter.  The First Amendment modifies the minimum Fixed Charge Coverage Ratio as follows:

Fiscal Quarter Ending	Minimum Ratio
June 30, 2010	1.05 to 1.00
September 30, 2010	1.10 to 1.00
December 31, 2010	1.15 to 1.00
March 31, 2011 and each fiscal quarter thereafter	1.25 to 1.00

The First Amendment also redefines “Fixed Charge Coverage Ratio”, by providing for the exclusion of up to $702,536 of moving-related expenses incurred by NeedleTech Products, Inc. (a wholly-owned subsidiary of the Company) from the calculation.  The First Amendment also eliminates the $10 million limitation on annual capital expenditures.

The above descriptions are summaries of the material terms of the First Amendment.  These descriptions are qualified by reference to the full text of the First Amendment, which is attached as Exhibit 10.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Document

10.1
First Amendment dated August 4, 2010, and effective as of June 30, 2010, to the Amended and Restated Credit Agreement dated May 27, 2009 among the Company, C.P. Medical Corporation, Galt Medical Corp., NeedleTech Products, Inc. and Wells Fargo Bank, National Association, successor in interest by merger to Wachovia Bank, National Association.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERAGENICS CORPORATION
(Registrant)

Dated: August 6, 2010	By:	/s/ M. Christine Jacobs
M. Christine Jacobs
Chief Executive Officer

3